Exhibit 99.1
FDA Removes Partial Clinical Hold on MacroGenics’ LINNET Study

•Plan to resume enrollment in clinical study of lorigerlimab in gynecologic cancers
•On track to provide mid-2026 program update

ROCKVILLE, MD., April 8, 2026 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on developing innovative antibody-based therapeutics for the treatment of cancer, today announced that the U. S. Food and Drug Administration (FDA) has removed the partial clinical hold on the Company’s Phase 2 LINNET study of lorigerlimab, an investigational, bispecific DART® molecule that targets PD-1 and CTLA-4. During the partial clinical hold, previously enrolled study participants were allowed to continue to receive study drug. Going forward, new participants will be enrolled under a revised protocol that includes additional risk-mitigation measures for potential hematologic and cardiac toxicities.

"We are grateful for the productive interaction with the reviewers at the FDA’s Office of Oncologic Diseases, as well as the diligent efforts of the MacroGenics team to provide a rapid and comprehensive response to the FDA," said Eric Risser, President and Chief Executive Officer of MacroGenics. “With the partial clinical hold lifted, we intend to resume enrollment of new study participants in the ongoing LINNET study and we remain on track to provide a mid-year clinical update on the program.”

About the LINNET Study

The LINNET study is evaluating single-agent lorigerlimab, a bispecific DART® molecule that targets PD-1 and CTLA-4, in up to approximately 60 eligible study participants. These study participants comprise patients with either platinum-resistant ovarian cancer (PROC) or clear cell gynecologic cancer (CCGC) who have received one or more prior lines of therapy. The primary endpoint is objective response rate (ORR), with multiple secondary endpoints. To date, 41 study participants have been dosed in the LINNET study and over 300 study participants have been dosed across all previous lorigerlimab Phase 1 and Phase 2 clinical studies.

About MacroGenics, Inc.

MacroGenics (the Company) is a biopharmaceutical company focused on developing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For

Exhibit 99.1
more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo and DART are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy, including our ability to execute on our key strategic priorities for 2025 and 2026, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACTS

Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com